Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of Hospitality Properties Trust for the registration of debt securities, preferred shares of beneficial interest, depository shares representing preferred shares, common shares of beneficial interest, warrants, trust preferred securities of the HPT Capital Trusts, and guarantees of trust preferred securities of the HPT Capital Trusts by Hospitality Properties Trust and to incorporation by reference therein of our report dated February 27, 2009, except Notes 2, 6, 10 and 11, as to which the date is August 21, 2009, with respect to the consolidated financial statements and schedule of Hospitality Properties Trust for the year ended December 31, 2008, and our report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting of Hospitality Properties Trust as of December 31, 2008, included in its Current Report on Form 8-K dated August 21, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 21, 2009